Exhibit 99.1
Tanger Factory Outlet Centers, Inc.

News Release

Tanger Outlets Closes on $385 Million Unsecured Revolving Credit Facility
Additional $15 Million Liquidity Credit Facility Increases Total Line Capacity to $400 Million

GREENSBORO, NC, December 2, 2010 -- Tanger Factory Outlet Centers, Inc. (NYSE: SKT), today announced its operating partnership, Tanger Properties Limited Partnership, has entered into a $385 million unsecured revolving credit bank facility.
In addition to this syndicated facility, Tanger simultaneously entered into a $15 million standalone liquidity revolving credit facility with Bank of America, N.A., providing total revolving line capacity of $400 million.  The liquidity facility’s terms are substantially the same as the syndicated facility, including maturity date.
“This new syndicated facility has provided us the opportunity to reinforce our relationships with our long term banking partners and to initiate a number of new banking relationships," commented Steven B. Tanger, President and Chief Executive Officer. "With the additional standalone revolving credit facility, Tanger now has $400 million in line of credit capacity through late 2013.  Coupled with the free cash flow generated by our operations, we believe that we are well positioned for future growth."
The syndicated facility replaces Tanger’s previous $325 million in bilateral lines of credit that were scheduled to mature between June and August 2011, and, together with the standalone facility, represents an increase in line capacity of more than 20%.  Through an accordion feature, the maximum borrowing capacity on the syndicated facility may be increased to up to $500 million in certain circumstances. The maturity date of the new facility is November 29, 2013, and the Company has an option to extend the facility for one year to November 29, 2014. At closing the facilities bear interest at a spread over LIBOR of 190 basis points, based on the operating partnership’s current long-term debt rating.
Merrill Lynch, Pierce, Fenner & Smith Incorporated, successor by merger to Banc of America Securities LLC, and Wells Fargo Securities, LLC were Joint Bookrunners and Joint Lead Arrangers.  Participating banks are as follows:

Name of Institution	Facility Title
Bank of America, N.A.	Administrative Agent
Wells Fargo Bank, National Association	Syndication Agent
Branch Banking and Trust Company	Documentation Agent
SunTrust Bank	Documentation Agent
US Bank National Association	Documentation Agent
PNC Bank, National Association	Lender
Regions Bank	Lender
Royal Bank of Canada	Lender
Scotiabanc Inc.	Lender

Tanger Factory Outlet Centers, Inc., (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 33 upscale outlet shopping centers in 22 states coast to coast, totaling approximately 10.2 million square feet leased to over 2,100 stores operated by more than 375 different brand name companies.  More than 160 million shoppers visit Tanger Outlet Centers annually.  For more information on Tanger Outlet Centers, call 1-800-4 TANGER or visit the Company’s web site at www.tangeroutlet.com.
Certain matters discussed in this press release regarding refinancing strategy and the Company’s future growth are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to,

• Continued availability of borrowing under this facility and extending the maturity date under the one year option are subject to Tanger satisfying certain financial covenants and meeting other customary conditions.

• Increasing the maximum borrowings under the accordion feature is subject to obtaining additional commitments from lenders, which could be impacted by changes in our financial condition, the economy, or the capital markets.

• Actual annual costs under the credit facility will be higher than LIBOR plus the interest rate spread because of other fees and expenses associated with the facility.  The interest rate spread is subject to adjustment should there be a change in the operating partnership’s credit ratings.

• The risks associated with general economic and local real estate conditions, the availability and cost of capital, the Company's ability to lease its properties, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.

For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Contact:
Frank C. Marchisello, Jr.
Executive Vice President and Chief Financial Officer
Tanger Factory Outlet Centers, Inc.
+1-336-834-6834